EXHIBIT 4.3

                                 PROMISSORY NOTE

$8,500,000                                                     December 10, 2001

      FOR VALUE RECEIVED, DISCOVERY LABORATORIES, INC., a Delaware corporation ("Borrower"), hereby promises to pay to the order of PHARMABIO DEVELOPMENT INC., a North Carolina corporation ("Lender"), in lawful money of the United States of America in immediately available funds, the lesser of (i) the principal sum of Eight Million, Five Hundred Thousand Dollars ($8,500,000) and (ii) the aggregate unpaid principal amount of all Advances (as defined in the Loan Agreement referred to below) made by Lender to Borrower pursuant to the Loan Agreement (as defined below), together with interest accrued thereon. The interest shall accrue on the unpaid principal amount of each Advance at the rates and in the manner provided in the Loan Agreement. Payment of the principal amount of this Note and accrued interest on this Note shall be made at the times and in the manner provided in the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement.

      Each Advance made by Lender to Borrower, and all payments made on account of the principal amount hereof, shall be recorded and endorsed by Lender on the grid attached hereto which is a part of this Note. Failure to so record and endorse such Advances and payments, however, shall not affect Borrower's obligations in respect of such Advances.

      This Promissory Note is the Note referenced in the Loan Agreement between Borrower and Lender dated as of the date of this Note (as same may be amended from time to time, the "Loan Agreement"), and is entitled to the benefits of the Loan Agreement. The Loan Agreement, among other things, (i) provides for the making of certain Advances by Lender to Borrower from time to time, the principal amount of each such Advance being a principal amount evidenced by this Note, and (ii) provides that this Note is secured by, and Borrower has granted a security interest in, certain of its assets as set forth in that certain Security Agreement between Borrower and Lender dated as of the same date as this Note.

      In case an Event of Default shall occur and be continuing and not cured prior to the expiration of any applicable cure or grace periods set forth in the Loan Agreement, the unpaid principal amount of, and accrued interest on, this Note may be declared to be due and payable in the manner and with the effect provided in the Loan Agreement.

      Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

      This Note is subject to early termination as set forth in the Loan Agreement. This Note may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Loan Agreement. Provided that no Advances or accrued interest are outstanding and have irrevocably been paid in full and the Commitment shall have expired or been terminated in accordance with the terms of the Loan Agreement, the Lender shall, at the request of Borrower, promptly, and in no event later than ten (10) Business Days after notice from Borrower, cancel and return this Note to Borrower.

      This Note shall be governed by and construed in accordance with the law of the State of Delaware without regard to the conflicts of law rules of such state.

      This Note may not be assigned by Lender except to an Affiliate of Lender which agrees in an enforceable written instrument to be bound by all the terms and conditions of this Note as if it were Lender, which instrument shall be delivered a reasonably practicable time prior to such assignment.

      Lender and Borrower agree that disputes relating to this Note shall be subject to the provisions of the Loan Agreement entitled "Internal Review" and "Arbitration" set forth in Sections 7.15 and 7.16 thereof, respectively.

                                            BORROWER:

                                            DISCOVERY LABORATORIES, INC.


                                            By: /s/ David L. Lopez
                                                --------------------------------
                                            Name: David L. Lopez, Esq.
                                            Title: Vice President, Legal Counsel

                       ADVANCES AND PAYMENTS OF PRINCIPAL

             Amount      Amount of Principal Paid       Unpaid         Notation
  Date     of Advance           or Prepaid         Principal Balance    Made By
  ----     ----------           ----------         -----------------    -------


                                       3